Exhibit 24.1

Power of Attorney

    Know all men by these presents, that each person whose signature appears below, hereby constitutes and appoints Damon Audia, Roger N. Batkin and Lara T. Long his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign the annual report on Form 10-K of AGCO Corporation for the fiscal year ended December 31, 2022 and any or all amendments or supplements thereto, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to the Form 10-K or any amendments or supplements thereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Eric P. Hansotia	March 1, 2023
Eric P. Hansotia

/s/ Michael C. Arnold	March 1, 2023
Michael C. Arnold

/s/ Sondra L. Barbour	March 1, 2023
Sondra L. Barbour

/s/ Suzanne P. Clark	March 1, 2023
Suzanne P. Clark

/s/ Bob De Lange	March 1, 2023
Bob De Lange

/s/ George E. Minnich	March 1, 2023
George E. Minnich

/s/ Niels Pörksen	March 1, 2023
Niels Pörksen

/s/ David Sagehorn	March 1, 2023
David Sagehorn

/s/ Mallika Srinivasan	March 1, 2023
Mallika Srinivasan

/s/ Matthew Tsien	March 1, 2023
Matthew Tsien